Exhibit 99.1

Farmer Brothers Amends Credit Agreement and Provides Business Update

NORTHLAKE, Texas, July 29, 2020 -- Farmer Bros. Co. (NASDAQ: FARM) (the “Company”) today announced it has amended its credit facility with JPMorgan Chase Bank, N.A to increase the Company’s flexibility in supporting its current and future business operations as the COVID-19 situation continues to evolve. The Company also provided a business update for the fourth quarter of 2020.

Deverl Maserang, Farmer Brothers’ President and CEO said, “The amended credit facility marks another important step in our ongoing efforts to support the business both near- and long-term. With this added financial flexibility and our ongoing cost-cutting efforts, we believe Farmer Brothers is well-positioned to weather these challenging times. We appreciate the support of our lenders and believe the execution of this credit facility reflects their confidence in Farmer Brothers and our transformation strategy.”

The full details relating to the amendment will be available in a Form 8-K that the Company will file with the U.S. Securities and Exchange Commission that will also be available on the Company’s website.

Business Update

As previously reported, the COVID-19 pandemic has had a significant impact on Farmer Brothers’ DSD sales network. The Company disclosed on its third quarter fiscal 2020 earnings call that, during the middle weeks of April, sales from the Company’s DSD customers declined between 66% to 69% from pre-COVID-19 pandemic average sales. Since that time, the Company saw consistent improvement through early July, with DSD sales currently holding in a range of decline to pre-COVID-19 pandemic average sales of 44% to 47%. Throughout the COVID-19 timeframe, the Company’s Direct Ship business has remained relatively stable overall with areas of growth generally offsetting areas of decline.

Farmer Brothers has taken swift action to reduce expenses and preserve cash with the goal of operating as efficiently and effectively as possible. As previously announced, on a combined basis, the Company targeted cost-savings actions that would reduce monthly expenses by approximately $6.5 million per month. This goal was exceeded during the fourth fiscal quarter and Farmer Brothers continues to actively manage costs as areas of the business partially return to pre-pandemic sales levels.

As of today’s date, the Company’s total debt was $68.8 million and the Company had cash on hand of $12 million and $21 million of availability on its amended credit facility. As a point of reference, the 2019 fiscal year end reported figure for total debt was $92 million and cash on hand was reported as $7.0 million as of June 30, 2019. Additionally, the Company expects to report lower Accounts Receivable, Accounts Payable and Inventory balances for fiscal year 2020 than were reported for fiscal year 2019.

Mr. Maserang continued, “While COVID-19 continues to present challenges and uncertainty, we have continued to see improvement in business trends since mid-April. Our immediate focus remains on the health and safety of our employees while serving our customers as demand increases and economies reopen. We will continue to take appropriate actions to control spending, support the business and operate efficiently. We are confident that we are on the right path to return Farmer Brothers to a position of strength for the long term.”

The Company will provide a more detailed review of its financial results and business when it reports its fiscal year 2020 results in September.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $595.9 million in fiscal 2019. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the finalization of our financial statements as of and for the quarter and year ended June 30, 2020, the duration of the COVID-19 pandemic’s disruption to the Company’s business and customers, levels of consumer confidence, the duration and magnitude of the pandemic’s impact on unemployment rates, the success of the Company’s strategy to recover from the effects of the pandemic, the success of the Company's turnaround strategy, the impact of capital improvement projects, the adequacy and availability of capital resources to fund the Company’s existing and planned business operations and the Company’s capital expenditure requirements, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the success of the Company’s adaptation to technology and new commerce channels, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price and interest rate risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this report and other factors described from time to time in our filings with the SEC.

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish
212-355-4449